                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material under Rule 14a-12
                       Corn Products International, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:
         N/A
--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:
          N/A
--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          N/A
--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:
          N/A
--------------------------------------------------------------------------------

     (5) Total fee paid:
          N/A
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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:
         N/A
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     (2) Form, schedule or registration statement no.:
         N/A
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     (3) Filing party:
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     (4) Date filed:
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

                              [CORN PRODUCTS LOGO]

          6500 SOUTH ARCHER AVENUE, BEDFORD PARK, ILLINOIS 60501-1933

                                                                  March 26, 2001

Dear Stockholder:

     Enclosed are the notice of annual meeting of stockholders, proxy statement and proxy card for this year's annual meeting of stockholders of Corn Products International, Inc.

     The annual meeting will be held solely to vote on each of the matters described in the proxy statement. We do not expect that any other business will be transacted.

     Please note that this year you can vote by the Internet, by telephone or by completing the enclosed proxy card. Instructions for voting by either the Internet or telephone are given on the enclosed proxy card. Note also that if you hold your shares through a bank, broker or other holder of record, you may vote your shares in accordance with your voting instruction form.

     Your vote is important to the Company, whether or not you plan to attend. If you plan to attend the annual meeting, please bring the admission ticket that is attached to the enclosed proxy card.

                                          Sincerely,

                                          /s/ Samuel C. Scott

                                          Samuel C. Scott III
                                          Chairman, President and
                                          Chief Executive Officer

[RECYCLED LOGO]

                       CORN PRODUCTS INTERNATIONAL, INC.
                            6500 SOUTH ARCHER AVENUE
                       BEDFORD PARK, ILLINOIS 60501-1933

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The 2001 annual meeting of stockholders of Corn Products International, Inc. will be held at the Hyatt Regency O'Hare, 9300 West Bryn Mawr Avenue, Rosemont, Illinois, on Wednesday, May 16, 2001, at 9:30 a.m., local time, for the following purposes:

     1.    To elect three Class I directors, each for a term of three years.

     2. To ratify the appointment of KPMG LLP as independent auditors for the Company for 2001.

     3. To transact such other business, if any, that is properly brought before the meeting and any adjournment or adjournments thereof.

     March 20, 2001 is the record date for the annual meeting. Only stockholders of record at the close of business on that date may vote at the meeting. For ten days before the meeting, a list of stockholders will be available for inspection during ordinary business hours.

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE ENSURE THAT YOUR VOTE WILL BE COUNTED BY VOTING BY THE INTERNET, BY TELEPHONE OR BY SIGNING, DATING AND RETURNING YOUR PROXY CARD OR VOTING INSTRUCTION FORM PROMPTLY IN THE PREPAID ENVELOPE PROVIDED.

                                          By order of the Board of Directors,

                                          /s/ Marcia E. Doane

                                          Marcia E. Doane
                                          Vice President, General Counsel
                                          and Corporate Secretary

March 26, 2001

                               TABLE OF CONTENTS

                                                              PAGE
General Information.........................................    1
Board of Directors..........................................    2
Security Ownership of Certain Beneficial Owners and
  Management................................................    5
Section 16(a) Beneficial Ownership Reporting Compliance.....    6
Stockholder Cumulative Total Return Performance Graph.......    6
Compensation and Nominating Committee Report on Executive
  Compensation..............................................    8
Executive Compensation......................................   12
Certain Relationships and Related Transactions..............   16
Matters To Be Acted Upon:
  Proposal 1.
  Election of Directors.....................................   17
  Proposal 2.
  Ratification of Appointment of Auditors...................   20
Other Matters
Stockholder Proposals for 2002 Annual Meeting...............   20
Additional Information......................................   21
Appendix A  --  Audit Committee Charter.....................   22
Appendix B  --  Corporate Governance Principles.............   24

                       CORN PRODUCTS INTERNATIONAL, INC.
                            6500 SOUTH ARCHER AVENUE
                       BEDFORD PARK, ILLINOIS 60501-1933

                                PROXY STATEMENT

                              GENERAL INFORMATION

     You have received this proxy statement because the Board of Directors of Corn Products International, Inc. (the "Company") is asking for your proxy to vote your shares at the 2001 annual meeting of stockholders which is scheduled to be held on Wednesday, May 16, 2001 (the "Annual Meeting"). On March 20, 2001, the record date for the Annual Meeting, 35,289,807 shares of common stock were issued and outstanding. This proxy statement, accompanying proxy card and the 2000 annual report to stockholders will be published on the Company's web site at www.cornproducts.com/proxystment2001.html and www.cornproducts.com/annualrpt2000.html, respectively, and mailed to stockholders of the Company on or about March 30, 2001.

WHO MAY VOTE

     You may vote at the Annual Meeting if you were a stockholder of record of the Company's common stock at the close of business on March 20, 2001. You are entitled to one vote for each share of common stock of the Company that you owned as of the record date. If you are a participant in the Corn Products International Stock Fund of the Company's Retirement Savings Plans or the Company's automatic dividend reinvestment plan, your proxy card includes the number of shares in your Plan account as well as any other shares of Company common stock held of record in your name as of March 20, 2001.

HOW TO VOTE

     You may vote by proxy at the Annual Meeting or in person. If you vote by proxy, please sign and date the enclosed proxy card and return it to us in the envelope provided. Specify your choices on the proxy card. If you return a signed and dated proxy card but do not specify your choices on it, your shares will be voted in favor of the proposals. If you are a registered stockholder and hold your stock in certificate form, you may vote by telephone or electronically through the Internet by following the instructions included with your proxy card. If your shares are held through a bank, broker or other holder of record, please check your voting instruction form or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically through the Internet. The deadline for voting by the telephone or electronically through the Internet is 11:59 p.m. on May 15, 2001. You may revoke your proxy at any time before it is voted by (i) notifying the Company's Corporate Secretary in writing, (ii) returning a later-dated, signed proxy card or voting instruction form, (iii) submitting a later-dated proxy electronically through the Internet or by telephone, or (iv) voting in person at the Annual Meeting. Any written notice revoking a proxy should be sent to Marcia E. Doane, Corporate Secretary, Corn Products International, Inc., 6500 South Archer Avenue, Bedford Park, Illinois 60501-1933.

REQUIRED VOTES

     To carry on the business of the Annual Meeting, a quorum of the stockholders is required. This means that at least a majority of the outstanding shares eligible to vote must be represented at the Annual Meeting, either by proxy or in person. If a quorum is present, the director nominees receiving the most votes will be elected. Other proposals require the favorable vote of a majority of the votes cast. If you withhold your vote for any or all nominees, your vote will not count either "for" or "against" the nominee. A vote to "abstain" on any other proposal will be counted as present for quorum purposes, but it will not be counted as a vote cast "for" such proposal. If you hold your shares of Company common stock through a bank, broker or other holder of record and have not returned a signed proxy card, your broker will have authority to vote your shares but only on those proposals that are considered discretionary under the applicable New York Stock Exchange ("NYSE") rules. If your broker does not have such discretion on any proposals (broker non-votes), your shares will be counted as being present at the Annual Meeting for quorum purposes, but they will not be counted as votes cast on such proposals.

SOLICITATION OF PROXIES

     This year the Company has chosen not to retain the services of a third-party solicitor to assist in the distribution of proxy materials and solicitation of proxies. The Company will pay all costs of soliciting proxies and will reimburse brokers, banks and other custodians and nominees for their reasonable expenses for forwarding proxy materials to beneficial owners and obtaining their voting instructions. In addition to this mailing, directors, officers and other employees of the Company may solicit proxies electronically, personally or by mail or telephone.

                               BOARD OF DIRECTORS

     The business and affairs of the Company are managed by or under the direction of its Board of Directors (the "Board"). The Board presently consists of eleven members, nine of whom are outside (non-employee) directors. The Board is divided into three classes, with one class elected each year for a three-year term.

     In addition to the various committee meetings referred to below, the Board held ten meetings in 2000. Each director attended at least 75 percent of the meetings of the Board and the committees of the Board on which he or she served during 2000. As a group, the directors' meeting attendance averaged 96 percent for the year.

COMMITTEES OF THE BOARD

     The AUDIT COMMITTEE is composed entirely of outside, independent directors. Pursuant to the provisions of its written charter as adopted by the Board, a complete copy of which appears with this Proxy Statement as Appendix A, this committee reviews the scope and results of the Company's annual audit, reviews the level of non-audit services rendered by the independent auditors and recommends the appointment of independent auditors for the ensuing year. This committee also oversees the procedures for preparing the financial statements for the annual report to stockholders, accounting policies, internal control systems and internal auditing procedures and the process by which unaudited quarterly financial information is compiled and issued. The independent auditors meet privately with this committee on a regular basis.

     Members of the Audit Committee are G. E. Greiner (Chairman), A. C. DeCrane, Jr. and C. B. Storms. This committee held four meetings during 2000 and has furnished the following report.

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors (the "Committee") reports that it has: (i) reviewed and discussed with management the audited financial statements of the Company for the fiscal year ended December 31, 2000; (ii) discussed with KPMG LLP, the independent accountants and auditors of the Company, the matters required to be discussed by Statement on Auditing Standards No. 61; and (iii) received the written disclosures and the letter from KPMG LLP required by the Independence Standards Board Standard No. 1 and discussed with KPMG LLP their independence. Based on such review and discussions, the Committee recommended to the Board that the audited financial statements of the Company for the fiscal year ended December 31, 2000 be included in the Company's Annual Report on Form 10-K for 2000 for filing with the Securities and Exchange Commission.

                                          AUDIT COMMITTEE
                                          G. E. GREINER, CHAIRMAN
                                          A. C. DECRANE, JR.
                                          C. B. STORMS

                          2000 AUDIT FIRM FEE SUMMARY

     During 2000, the Company retained its principal auditors, KPMG LLP, to provide services in the following categories and amounts:

Audit Fees of Annual Consolidated Financial Statements......  $878,500
Financial Information Systems Design and Implementation
  Fees......................................................  $      0
All Other Fees including Tax Service and Other Audit
  Services..................................................  $393,684

The Audit Committee has considered the compatibility of the non-audit services provided by the Company's principal auditors with auditor independence.

     The COMPENSATION AND NOMINATING COMMITTEE is composed entirely of outside, independent directors. This committee oversees the general areas of senior management compensation, employee benefit plans and the selection and compensation of directors. Stockholders who wish to recommend a candidate for consideration by this committee as a nominee for director may do so by writing to the Corporate Secretary and furnishing a statement of the candidate's experience and qualifications.

     The Compensation and Nominating Committee's responsibilities can be summarized by function as follows:

     In relation to senior management compensation:

          - review and approve compensation arrangements for all elected corporate officers;

          - review and approve any arrangements, other than under the terms of the Company's employee benefit plans and employment or severance agreements, upon termination or retirement of any elected corporate officer;

          - administer executive incentive compensation plans; and

          - review and approve personal benefits and other non-cash compensation for executives.

     In relation to employee benefit plans:

          - review employee benefit programs and recommend to the Board proposals for the adoption, amendment or termination of principal pension and welfare plans and the appointment of administrative committees for such plans;

          - recommend to the Board the appointment of trustees and investment managers under employee benefit plans and review their performance;

          - review the investment allocation policy for funds contributed to such plans; and

          - review the annual contributions to fund such plans.

     In relation to selection and compensation of directors:

          - consider and recommend to the Board candidates for election to the Board; and

          - recommend to the Board the compensation arrangements for outside, independent directors and administer the Deferred Compensation Plan for outside, independent directors.

     Members of the Compensation and Nominating Committee are R. G. Holder (Chairman), R. M. Gross, K. L. Hendricks and W. S. Norman. This committee held six meetings during 2000.

     The CORPORATE RESPONSIBILITY COMMITTEE is composed of outside directors and one employee director. This committee oversees the general areas of corporate governance and the development and implementation of appropriate Company policies. A complete copy of the Company's corporate governance principles as adopted by the Board appears with this Proxy Statement as Appendix B.

     The Corporate Responsibility Committee's responsibilities can be summarized by function as follows:

     In relation to corporate governance:

          - review the size, structure and organization of the Board and its committees and the flow of information to and within the Board;

          - review the independence of each outside director;

          - establish criteria for the evaluation of Board performance and effectiveness;

          - establish performance parameters for directors and review the performance of incumbent directors;

          - review the guidelines for Board tenure; and

          - review any other corporate governance matters to ensure that the Board is fulfilling its responsibilities to the stockholders.

     In relation to Company policies:

          - review Company policies and performance in relation to the quality of products and services, customer relations, employee relations, health, safety and the environment, community relations, compliance with laws, disclosure of company information, insider trading and business ethics;

          - review crisis management organization; and

          - review corporate communications programs, including investor relations.

     Members of the Corporate Responsibility Committee are A. C. DeCrane, Jr. (Chairman), I. Aranguren-Castiello, G. E. Greiner, R. M. Gross, K. L. Hendricks,
R. G. Holder, B. H. Kastory, W. S. Norman, K. Schlatter and C. B. Storms. This committee held four meetings during 2000.

DIRECTOR COMPENSATION AND TENURE

     Employee directors do not receive additional compensation for serving as directors. All directors are reimbursed for Board and committee meeting expenses. The following table displays the individual components of outside director compensation:

Annual Board retainer.......................................  $35,000(1)
Annual retainer for Committee chairman......................    3,000
Board attendance fee (per meeting)..........................    1,000
Committee attendance fee (per meeting)......................    1,000

---------------

(1) One half of the retainer is paid in cash and the other half is paid in the Company's phantom stock units which are mandatorily deferred until retirement under the Deferred Compensation Plan for Outside Directors. In addition, a director may choose to defer all or part of the cash portion of the retainer in the Company's phantom stock units. The Company's phantom stock units for each outside director as of March 1, 2001 are indicated in the middle column of the Security Ownership Table appearing on page 5.

     Board policy requires outside directors to retire no later than the annual meeting following their 70th birthday (age 72 in the case of outside directors who were members of the Board on November 19, 1997). Employee directors, including the CEO, are required to retire from the Board upon retirement as an employee, unless the Board determines otherwise in unusual circumstances.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows, as of December 31, 2000, all persons or entities that the Company knows are beneficial owners of more than five percent of the Company's issued and outstanding common stock.

                        NAME AND ADDRESS OF                     AMOUNT AND NATURE OF
                          BENEFICIAL OWNER                      BENEFICIAL OWNERSHIP   PERCENT OF CLASS
                        -------------------                     --------------------   ----------------
      Capital Group International, Inc. ......................       2,275,290(1)            6.5%
        11100 Santa Monica Boulevard
        Los Angeles, California
        90025-3384
      Ignacio Aranguren-Castiello.............................       1,845,000(2)            5.2%
        Lopez Cotilla 2032
        44100 Guadalajara, Jalisco
        Mexico

---------------

(1) The ownership information disclosed above is based on a Schedule 13G report dated February 9, 2001 that Capital Group International, Inc., an investment advisor, filed with the SEC. Its California state-chartered trust company subsidiary, Capital Guardian Trust Company, has sole voting power as to 1,706,490 of such shares and sole dispositive power as to 2,275,290 shares. Capital Group International, Inc. and Capital Guardian Trust Company each disclaim beneficial ownership of all such shares that either of them may be deemed to have as a result of the subsidiary bank's serving as the investment manager of various institutional accounts.

(2) The ownership information disclosed above is based on a Schedule 13G report dated February 14, 2001 that Mr. Ignacio Aranguren-Castiello, a Mexican citizen, filed with the SEC on behalf of both himself personally and Arancia Industrial, S.A. de C.V., a Mexican corporation of which he is the controlling shareholder. Through his direct ownership of Company common stock and his control of Arancia Industrial, S.A. de C.V., Mr. Aranguren-Castiello has sole voting and dispositive power as to 1,500 of such shares and shared voting and dispositive power as to 1,843,500 shares.

     The following table shows the ownership of Company common stock (including derivatives thereof), as of March 1, 2001, of each director, each named executive officer and all directors and executive officers as a group.

                                         AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                         -----------------------------------------
             NAME                OUTSTANDING SHARES   SHARES UNDERLYING                       PERCENT
              OF                     OF COMPANY            PHANTOM        SHARES UNDERLYING      OF
       BENEFICIAL OWNER           COMMON STOCK(1)      STOCK UNITS(2)     STOCK OPTIONS(3)    CLASS(4)
       ----------------          ------------------   -----------------   -----------------   --------
I. Aranguren-Castiello.........      1,845,000                890                   --          5.2%
A. C. DeCrane, Jr. ............          2,125              3,911                   --             *
G. E. Greiner..................          8,000              2,307                   --             *
R. M. Gross....................          2,000              2,307                   --             *
K. L. Hendricks................             --                 67                   --             *
R. G. Holder...................          4,500              4,146                   --             *
B. H. Kastory..................          6,862              2,607                   --             *
W. S. Norman...................          2,752              3,818                   --             *
K. Schlatter...................        141,111             11,205              332,380          1.4%
S. C. Scott III................         72,603              6,286              219,820             *
C. B. Storms...................         22,991              3,818                   --             *
J. L. Fiamenghi................         11,686                 --               46,500             *
F. J. Kocun....................         16,786              1,369               84,924             *
J. W. Ripley...................         24,393                699               87,442             *
All directors and executive
  officers as a group (21
  persons).....................      2,262,640             44,187            1,100,999          9.4%

---------------
(1) Includes shares of Company common stock held individually, jointly with others, in the name of an immediate family member or under trust for the benefit of the named individual. Unless otherwise noted, the nature of beneficial ownership is sole voting and/or investment power. Fractional amounts have been rounded to the nearest whole share.

(2) Includes shares of Company common stock that are represented by deferred phantom stock units of the Company credited to the accounts of the directors and certain executive officers. The directors and executive officers have no voting or investment power over the Company's phantom stock units.

(3) Includes shares of Company common stock that may be acquired within 60 days of March 1, 2001 through the exercise of stock options granted by the Company.

(4) The total for any individual, except I. Aranguren-Castiello and K. Schlatter, is less than 1.0%, and the total for the group is 9.4% of the issued and outstanding shares of the Company's common stock. The applicable percentage of ownership is based on a total of 35,289,807 shares of the Company's common stock issued and outstanding as of March 1, 2001.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), requires the Company's directors and executive officers to file timely reports of holdings and transactions in the Company's common stock (including derivatives thereof) with the SEC. Based on a review of the forms filed on behalf of the Company's directors and executive officers and other information, including written representations that no annual SEC Form 5 report was required, the Company believes that during 2000 all of its directors and executive officers complied with the 1934 Act filing requirements, except for (i) Mr. J.
B. Hebble, a vice president of the Company, who delinquently filed an amended Form 3 report to disclose his direct ownership of an additional 500 restricted shares of the Company's common stock; (ii) Mr. I. Aranguren-Castiello, a director, who delinquently filed a Form 5 report to disclose his direct ownership of an additional 9.8965 units of phantom stock; and (iii) Mr. B. H. Kastory, a director, who delinquently filed an amended Form 4 report to disclose his indirect ownership of an additional 314 shares of the Company's common stock by a 401(k) plan and also to correct the nature of his beneficial ownership as to 375 shares held indirectly by his spouse's living trust and 150 shares held indirectly by him for his child under the uniform gifts to minors act.

             STOCKHOLDER CUMULATIVE TOTAL RETURN PERFORMANCE GRAPH

     The following graph compares cumulative total return to stockholders (stock price appreciation or depreciation plus reinvested dividends) on the Company's common stock with the cumulative total return of the S&P Small Cap Basic Materials Index and the Russell 2000 Index. The S&P Small Cap Basic Materials Index is one of Standard & Poor's industry specific stock indices. As of December 31, 2000, the S&P Small Cap Basic Materials Index included the common stock of 31 small companies (which includes the Company) in the following industries: Agricultural Products, Aluminum, Chemicals (Diversified and Specialty), Construction (Cement and Aggregates), Gold and Precious Metals Mining, Iron and Steel, Paper and Forest Products. The Russell 2000 Index is a comprehensive common stock price index representing equity investments in certain smaller companies. The Russell 2000 Index is value weighted and includes only publicly traded common stocks belonging to corporations domiciled in the U.S. and its territories. It measures the performance of the 2,000 smallest companies in the Russell 3000 Index, which comprises approximately 98% of the investable U.S. equity market. The graph assumes that:

          - as of the market close on December 11, 1997 (the date on which the Company's common stock began trading on the NYSE), you made one-time $100 investments in the Company's common stock and in market capital base-weighted amounts which were apportioned among all the companies whose equity securities constitute each of the other two named indices, and

          - all dividends were automatically reinvested in additional shares of the same class of equity securities constituting such investments at the frequency with which dividends were paid on such securities during the applicable time frame. Please note that the Company began paying dividends on October 23, 1998.

                               PERFORMANCE GRAPH

          COMPARISON OF CUMULATIVE TOTAL RETURN AMONG THE COMPANY, THE STANDARD & POOR'S SMALL CAP BASIC MATERIALS INDEX AND THE RUSSELL 2000
      INDEX FOR THE PERIOD FROM DECEMBER 11, 1997 TO DECEMBER 31, 2000 (1) PERFORMANCE GRAPH

                                                                                                           S&P SMALL CAP BASIC
                                              CORN PRODUCTS INTERNATIONAL         RUSSELL 2000                  MATERIALS
                                              ---------------------------         ------------             -------------------
12/11/97                                                 100.00                      100.00                      100.00
12/31/97                                                 102.79                      102.90                      103.42
12/31/98                                                 105.35                       99.35                      108.58
12/31/99                                                 114.99                      118.85                      109.54
12/31/00                                                 103.66                      113.85                      101.55

                                     --------------------------------------------------------------------------
                                        12/11/97       12/31/97       12/31/98       12/31/99       12/31/00
                                     --------------------------------------------------------------------------
  Corn Products International        $       100.00 $       102.79 $       105.35 $       114.99 $       103.66
                                     --------------------------------------------------------------------------
  Russell 2000                       $       100.00 $       102.90 $        99.35 $       118.85 $       113.85
                                     --------------------------------------------------------------------------
  S&P Small Cap Basic Materials      $       100.00 $       103.42 $       108.58 $       109.54 $       101.55
                                     --------------------------------------------------------------------------

     (1) Source: Standard & Poor's Compustat Custom Products Division, a division of The McGraw-Hill Companies.

     COMPENSATION AND NOMINATING COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Nominating Committee of the Board of Directors (the "Committee") is composed entirely of outside, independent directors. The Committee approves compensation policy for the Company and administers the compensation program for the Company's officers.

     The Company utilizes the services of an independent consulting firm to provide information on base salary levels, annual incentive levels and long-term incentives for a broad group of companies and for a group of companies in related industries of similar size and for which compensation information is available (the "Survey Group"). Based on this comparative pay data, and the compensation-related objectives that the Company wishes to foster, the Committee implements a compensation program that it considers appropriate for the Company. A description of that program follows.

COMPENSATION PHILOSOPHY

     The objectives of the Company's compensation programs, including officers' compensation, are to:

          - Focus, align and motivate management on the objectives of the corporation and enhance shareholder value.

          - Permit the Company to retain and attract outstanding and talented executives who are focused on the interests of the Company's shareholders.

          - Provide executives with significant opportunity and risk by targeting their base salaries at a discount to market and their incentive opportunities at a premium to market.

          - Reinforce pay for performance beliefs by aligning the distribution of compensation programs with results. Adjustments to base salary and the award of incentives are provided based on the achievement of tangible measurable results.

     The key components of the Company's compensation program for the officers are base salary, annual incentive compensation, and long-term incentives. The intention is to maintain base salaries for the executives named in the Summary Compensation Table and other officers at 10% less than the 50th percentile of companies in the Survey Group while providing the opportunity to earn increased variable compensation. An officer's salary depends upon level of responsibility, individual performance and time in position. Annual incentive targets are currently established to deliver approximately 20% above the 50th percentile annual total cash compensation (base pay plus annual incentive) of the Survey Group. Annual incentives are payable only after the attainment of predetermined performance targets. Long-term incentive compensation is targeted at the 50th percentile of the Survey Group. Base salary and long and short-term incentives for other management personnel are targeted at the 50th percentile of the Survey Group. Periodically, the Company's compensation practices are compared with market data to assure alignment with market conditions and the Company's compensation philosophy.

ANNUAL INCENTIVE PROGRAM

     The Annual Incentive Program ("AIP") for the officers and other eligible management level employees provides for awards to be determined and paid after the end of the year being measured. Payment of annual incentives is based on the achievement of performance targets that are established at the beginning of each year. Each AIP participant's annual incentive is calculated according to the achievement of corporate, business unit and individual performance results. The Committee approved annual incentive payments based on 2000 results for certain officers and AIP eligible employees in accordance with this program. Because of the extraordinary external circumstances and market factors which negatively impacted the Company's earnings performance in 2000, no Annual Incentive Plan awards were earned by a majority of the officers. The Committee decided to approve a one time special bonus payment for those officers in recognition of their efforts in strengthening the Company's business, including acquisitions in Korea and Argentina, a restructuring program, a reduction of capital expenditures, substantial cost reductions and the formation of a joint marketing company in the United States with Minnesota Corn Processors, LLC. The amount of the special bonus was significantly below each individual officer's target annual incentive amount. Total payments for 2000 results for each of the named executive officers are indicated in the Bonus column of the Summary Compensation Table on page 12.

LONG-TERM INCENTIVES

     The Company's long-term incentive program for its officers consists of non-qualified stock options, shares of restricted stock and cash. The value is targeted at the 50th percentile long-term incentive compensation of the Survey Group. Non-qualified stock options and restricted stock grants are awarded under the Company's 1998 Stock Incentive Plan while the cash portion is awarded under the Company's Performance Plan, which is described herein. Non-qualified stock options awarded to officers have a ten-year term and vest 50% per year at the end of years one and two. Options awards for each of the named executive officers are identified in the Option Grants Table on page 13.

     Other management personnel who are eligible for long-term incentives are awarded non-qualified stock options and restricted stock grants under the Company's 1998 Stock Incentive Plan. The number of options or shares of restricted stock awarded is based on an individual's salary grade and performance. These options also have a ten-year term and vest 50% per year at the end of years one and two while restricted stock grants vest after five years.

     The Performance Plan (the "Plan") has been established to provide long-term cash incentives to the Company's officers as a portion of their long-term compensation. The Plan is designed to provide the opportunity to achieve competitive long-term incentives for the attainment of long-term performance targets. For 2000, the performance target is the Company's total shareholder return compared to the total shareholder return of companies in the S&P Small Cap Basic Materials Index. This index is utilized for comparison because the Company is included in this index. The Company represents an important percentage of this index's total market capitalization and the number of companies in this index makes percentile comparisons meaningful. The Committee reviews the performance measures under this Plan and may establish new measures as necessary or appropriate. The Plan provides for contingent long-term cash incentive awards to be earned based on the achievement of predetermined targets for relative stock price performance over a three-year period. Up to 50% of the cash incentive award can be earned in year one (based on the Company performance over the first year and one day of the period). Up to 100% of the cash incentive award can be earned in year two (based on the cumulative Company performance over the first two years of the period). Up to 200% of the cash incentive award can be earned in year three (based on the cumulative Company performance over the entire three-year period). Cash earned and vested for either year one or two cannot exceed the cash incentive that can potentially be earned at the 100% target level for the entire three-year period. Cash amounts vest as they are earned but are not payable until after the end of year three. The contingent cash award targets that were granted to each of the named executive officers in January 2000 are identified in the Long-Term Incentive Plans Table on page 15.

STOCK OPTIONS AND RESTRICTED STOCK GRANTS

     During 2000, the Committee awarded a total of 204,000 non-qualified stock options to 12 officers and 16,400 shares of restricted stock to 9 officers (excluding the CEO and COO). The option award amounts were established utilizing 50th percentile competitive market data of the Survey Group and the restricted stock awards had a value equal to a percentage of base salary. In addition, 600,000 stock options and 83,150 restricted stock grants were granted in 2000 to another 155 management level employees. The options have an exercise price equal to the fair market value of a share of Company common stock on the grant date. The size of the restricted stock grants was based upon either the level of responsibility and individual performance or an amount equal to 10% to 20% of the number of stock options that each employee was awarded in October 2000.

     In October 2000, the Committee took action to change the timing for the regular award of stock options to employees including the officers from January each year to October, three months earlier than past practice. This action was taken in recognition of the Company's historical stock price performance during the period from November through January when the Company's stock price tends to be more volatile, positively or negatively, due to market rumors regarding product pricing while annual contracting is in progress. Therefore, the month of October was identified as a more appropriate time to review and approve the Company's regular stock-based compensation awards. Accordingly, stock options and restricted stock shares were awarded and are reflected in the amounts reported herein.

     In summary, the total number of non-qualified stock options and restricted stock shares awarded in 2000 was 903,550 or approximately 25.8% of the shares authorized for distribution under the Company's 1998 Stock Incentive Plan.

EXECUTIVE STOCK OWNERSHIP TARGETS

     The Committee has established stock ownership targets for the officers. The ownership targets for the officers are based on multiples of each individual's base salary. For purposes of these targets, "Ownership" is defined as stock directly owned, restricted stock shares and the stock equivalents of deferred accounts referred to in footnote 2 to the Security Ownership Table on page 6. "Ownership" excludes unexercised stock options. Officers are expected to attain their ownership targets within three to five years from the time the established targets became applicable. The ownership target for the Chief Executive Officer is five times base salary. At the end of 2000, the CEO owned stock equivalent in value to approximately 5.6 times his base salary.

COMPENSATION FOR 2000

     In fulfilling its responsibility to oversee the performance of the Chief Executive Officer and other officers, the Board has adopted the following practices:

          - At the beginning of each year, the Board, meeting in executive session, reviews the performance of the Company and the performance of the officers.

          - In the absence of the Chief Executive Officer, the outside directors review his performance. This includes a review of: leadership in the development and implementation of strategies, leadership pertaining to business execution, the development of a succession plan and his ability to maintain an organization which represents the highest ethical standards and corporate governance practices.

     Actions concerning executive compensation at the beginning of 2000 were based upon the Company's performance in 1999. In 1999, Earnings Per Share had increased to $1.98 compared to $1.18 in 1998 while operating income increased to $157 million from the $84 million of the prior year. The Company's debt to capitalization ratio remained at a strong 28% despite investing $271 million in capital expenditures and acquisitions. During the year, the Company completed the integration of several accretive acquisitions including one in Korea made in January of 1999 and the Mexican acquisition made in December of 1998.

     Earnings Per Share in 2000 were $1.72 compared to $1.98 in 1999. The decline in earnings was related to higher costs of energy, lower by-product returns and market conditions in North America which have not recovered from supply and demand imbalances.

     The Company's cash flows in 2000 remained strong and its debt to capitalization ratio, although increased by the cost of several acquisitions, remained conservative at 34.3%.

     Actions taken to improve the Company's financial performance in 2000 included a restructuring program, a reduction in capital expenditures and the formation of a joint marketing company in the United States with Minnesota Corn Processors, LLC. The Company also strengthened its positions through acquisitions in Korea and Argentina.

     Based on these results, and the Committee's consideration of the Chief Executive Officer's time in position, salary relative to the Company's salary grade midpoint and individual performance, the Committee approved an annualized increase of 16%, effective February 2000 for Mr. Schlatter, adjusting his annual base salary to $650,000.

     The Committee awarded Mr. Schlatter a special bonus of $210,000 based on the effectiveness of his leadership and in recognition for the results of 2000 that were achieved despite a highly competitive environment in the US market and significant economic pressures in the Company's South American markets. Annual incentive awards and special bonuses paid to the other named executive officers were based on their contributions to the corporate, business unit and individual performance. These amounts are shown in the Bonus column of the Summary Compensation Table on page 12.

     The Committee granted Mr. Schlatter 45,000 non-qualified stock options in January 2000. The amount of the award was established according to market data and the Company's long-term incentive program described above.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     The Committee intends to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to options, annual incentives and long-term incentive plans in order to avoid losing the tax deduction for compensation in excess of $1,000,000 paid to one or more of the executive officers named on the Summary Compensation Table. The Committee expects that the Company will not lose any tax deductions due to this rule in 2001.

                                            COMPENSATION AND NOMINATING
                                            COMMITTEE
                                            R. G. Holder, Chairman
                                            R. M. Gross
                                            K. L. Hendricks
                                            W. S. Norman

                             EXECUTIVE COMPENSATION

     The following table summarizes the compensation awarded or paid to the chief executive officer and each of the four other most highly compensated executive officers of the Company (collectively, the "named executive officers") during each of the last three fiscal years. The Company began operating as an independent, publicly held company on January 1, 1998, as a result of its spin-off from Bestfoods (formerly "CPC International Inc.") effective on that date. For the Long-Term Incentive Payouts in each of 1998, 1999 and 2000, the compensation reported in the corresponding footnote to this table was paid by Bestfoods (or its subsidiaries) for services rendered to Bestfoods and its subsidiaries prior to the spin-off. The Company paid all other compensation.
--------------------------------------------------------------------------------
                           SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------

                                                     ANNUAL
                                                COMPENSATION(1)                 LONG-TERM COMPENSATION
                                             ----------------------   -------------------------------------------
                                                                                AWARDS                PAYOUTS
                                                                      --------------------------   --------------
                                                                       RESTRICTED     SECURITIES     LONG-TERM       ALL OTHER
NAME AND                                       SALARY       BONUS     STOCK AWARDS    UNDERLYING     INCENTIVE      COMPENSATION
PRINCIPAL POSITION                    YEAR      ($)          ($)         ($)(2)       OPTIONS #    PAYOUTS ($)(3)      ($)(4)
------------------                    ----   ----------   ---------   -------------   ----------   --------------   ------------
K. Schlatter........................  2000    642,450      210,000            --        45,000                         70,700
Former Chairman and Chief             1999    550,000      500,000            --        45,000                         74,482
Executive Officer (retired 1/31/01)   1998    500,000      175,000            --       166,000                        107,904
S. C. Scott III.....................  2000    456,666      185,000            --        30,000                         42,621
Chairman, President and Chief         1999    398,333      255,000            --        23,000                         45,205
Executive Officer (effective 2/1/01)  1998    375,000      110,783            --       118,000                         68,540
J. L. Fiamenghi.....................  2000    251,000      135,000        45,225        18,000                             --
Vice President and President          1999    197,868      139,000       193,375         7,000                             --
South America Division                1998         --           --            --            --                             --
F. J. Kocun.........................  2000    236,000      151,556            --         7,000                         39,419
Former Vice President and President   1999    227,500      154,000            --         7,000                         40,380
Asia/Africa Division (retired         1998    220,000       54,000            --        47,000                         48,153
  1/31/01)
J. W. Ripley........................  2000    276,333       75,000        27,638        22,000                         33,124
Vice President and Chief              1999    262,500      154,000            --        11,000                         34,507
Financial Officer                     1998    248,333       66,939            --        53,000                         45,093

---------------

(1) Compensation information regarding 1998 for Mr. Fiamenghi is not provided because he was not an Executive Officer of the Company during that year.

(2) For Mr. Fiamenghi, these amounts represent the value of 1,800 and 6,500 shares of Restricted Stock of the Company on the dates of their respective awards in 2000 and 1999. As of December 31, 2000, the total value of these 8,300 shares of Restricted Stock was $241,219. For Mr. Ripley, this amount represents the value of 1,100 shares of Restricted Stock of the Company on the date of the award in 2000. As of December 31, 2000, the total value of these 1,100 shares of Restricted Stock was $31,969. In the case of Mr. Fiamenghi's 1999 award, restrictions lapse on one-third of the shares awarded on each of the second, fourth and fifth anniversaries of the date of the award. In the cases of both awards in 2000, restrictions lapse on all of the shares awarded on the fifth anniversary of the date of the awards. Dividends are paid on the shares of Restricted Stock of the Company at the rate paid to all stockholders.

(3) For the long-term incentive cycles ending in each of 1998, 1999 and 2000, respectively, Long-Term Incentive Payouts were paid by Bestfoods (or its subsidiaries) for services rendered to Bestfoods and its subsidiaries prior to the spin-off as follows: K. Schlatter, $660,620, $660,620 and $660,620;
    S. C. Scott, $587,378, $587,378 and $587,378; F. J. Kocun, $258,647,
    $258,647 and $258,647; and J. W. Ripley, $140,026, $140,026 and $140,026.

(4) Includes the following for 2000:
     a. Matching contributions to defined contribution plans as follows: K. Schlatter, $10,200; S. C. Scott, $10,200; F. J. Kocun, $9,815; and J. W.
        Ripley, $10,200.
     b. Value of premiums paid by the Company under the Executive Life Insurance Plan as follows: K. Schlatter, $60,500; S. C. Scott, $31,933;
        F. J. Kocun, $29,604; and J. W. Ripley, $22,710.
     c. For S. C. Scott, $488; and J. W. Ripley, $214 of above-market interest at the rate credited to all participants in a deferred compensation plan, pursuant to which all or a portion of annual bonus may be deferred and credited to an interest bearing account and paid over a fifteen-year period following retirement.

STOCK OPTION GRANTS

     The following table contains information relating to the Company's stock options granted to the named executive officers in 2000. All option grants were made at the fair market value of the Company's common stock on the date of the grants. No stock appreciation rights were awarded either singly or in tandem with the granted options.

--------------------------------------------------------------------------------
                             OPTION GRANTS IN 2000
--------------------------------------------------------------------------------

                                                                                POTENTIAL REALIZABLE VALUE
                                                                                AT ASSUMED ANNUAL RATES OF
                                                                                 STOCK PRICE APPRECIATION
                            INDIVIDUAL GRANTS                                       FOR OPTION TERM(1)
--------------------------------------------------------------------------   --------------------------------
                       NUMBER OF     PERCENT OF
                       SECURITIES   TOTAL OPTIONS
                       UNDERLYING    GRANTED TO     EXERCISE
                        OPTIONS     EMPLOYEES IN      PRICE     EXPIRATION      0%         5%         10%
NAME                   GRANTED(#)       2000        ($/SHARE)      DATE        ($)        ($)         ($)
----                   ----------   -------------   ---------   ----------     ---      --------   ----------
K. Schlatter.........     45,000          4.98       27.4063      1/18/10       0        775,605    1,965,536
S. C. Scott III......     30,000          3.32       27.4063      1/18/10       0        517,070    1,310,357
J. L. Fiamenghi......      9,000          1.00       27.4063      1/18/10       0        155,121      393,107
                           9,000          1.00         22.75     10/11/10       0        128,766      326,319
F. J. Kocun..........      7,000          0.77       27.4063      1/18/10       0        120,650      305,750
J. W. Ripley.........     11,000          1.22       27.4063      1/18/10       0        189,592      480,464
                          11,000          1.22         22.75     10/11/10       0        157,381      398,834

---------------

(1) The amounts shown under these columns are calculated at 0% and at the 5% and 10% rates set by the SEC and are not intended to forecast future appreciation of the Company's common stock price.

STOCK OPTION EXERCISES

     The following table contains information concerning the exercise of the Company's stock options by each of the named executive officers in 2000 and the value of unexercised stock options held by each of them at the end of 2000.

--------------------------------------------------------------------------------
                      AGGREGATED OPTION EXERCISES IN 2000
                     AND OPTION VALUES AT DECEMBER 31, 2000
--------------------------------------------------------------------------------

                                                                       NUMBER OF                VALUE OF
                                                                 SECURITIES UNDERLYING         UNEXERCISED
                                                                      UNEXERCISED             IN-THE-MONEY
                                                                      OPTIONS AT               OPTIONS AT
                                                                 DECEMBER 31, 2000(#)    DECEMBER 31, 2000($)(2)
                                                                 ---------------------   -----------------------
                              SHARES ACQUIRED       VALUE            EXERCISABLE/             EXERCISABLE/
NAME                          ON EXERCISE(#)    REALIZED($)(1)       UNEXERCISABLE            UNEXERCISABLE
----                          ---------------   --------------   ---------------------   -----------------------
K. Schlatter................      10,000            93,045          222,573/122,834           820,781/125,860
S. C. Scott III.............          --                --          153,986/ 80,834           559,027/ 76,141
J. L. Fiamenghi.............          --                --           26,833/ 33,167             7,766/ 80,048
F. J. Kocun.................          --                --           62,257/ 26,167           244,797/ 19,578
J. W. Ripley................          --                --           58,775/ 45,167           131,073/100,548

---------------

(1) Amounts shown are based on the difference between the market value of the Company's common stock on the date of exercise and the exercise price.

(2) Amounts shown are based on the difference between the closing price of the Company's common stock on December 31, 2000 ($29.0625) and the exercise price.

LONG-TERM INCENTIVES

     The Company's long-term incentive program for its officers and selected senior executives consists of non-qualified stock options, shares of restricted stock and cash. The combined value of the awards for each program participant is targeted at the 50th percentile long-term compensation of the Survey Group referenced in the Compensation and Nominating Committee Report on Executive Compensation. Non-qualified stock options and restricted stock grants are awarded under the Company's 1998 Stock Incentive Plan while the cash portion is awarded under the Company's Performance Plan. Option awards for each of the named executive officers are identified in the Option Grants Table appearing on page 13. A detailed explanation of the cash award portion of the long-term incentive program is contained in the Long-Term Incentives section of the Compensation and Nominating Committee Report on Executive Compensation that appears beginning on page 9. The following table contains information relating to the Company's long-term incentive plan cash awards made to the named executive officers in 2000.

--------------------------------------------------------------------------------
                 LONG-TERM INCENTIVE PLANS  --  AWARDS IN 2000
--------------------------------------------------------------------------------

                                                                                    ESTIMATED FUTURE PAYOUTS
                                     NUMBER OF          PERFORMANCE OR          UNDER NON-STOCK PRICE-BASED PLANS
                                   SHARES, UNITS      OTHER PERIOD UNTIL      -------------------------------------
                                     OR OTHER           MATURATION OR         THRESHOLD      TARGET        MAXIMUM
NAME                               RIGHTS(#)(1)             PAYOUT               ($)           ($)           ($)
----                               -------------      ------------------      ---------      -------      ---------
K. Schlatter.................           --            1/1/00 - 12/31/02        244,440       679,000      1,358,000
S. C. Scott III..............           --            1/1/00 - 12/31/02        168,120       467,000        934,000
J. L. Fiamenghi..............           --            1/1/00 - 12/31/02         36,000       100,000        200,000
F. J. Kocun..................           --            1/1/00 - 12/31/02         32,400        90,000        180,000
J. W. Ripley.................           --            1/1/00 - 12/31/02         61,200       170,000        340,000

---------------
(1) All awards made under the Company's Performance Plan are cash only and, therefore, the reference to number of shares, units or other rights is not applicable.

PENSION PLANS

     The Company has a "cash balance" defined benefit pension plan which is a tax-qualified plan within the meaning of Section 401(a) of the Code and which is applicable to its U.S. salaried employees, including the named executive officers. Accounts of participants in the plan accrue monthly interest credits using a rate equal to a specified amount above the interest rate on short-term Treasury notes. The value of a participant's account at retirement is paid out either as a life or a joint and survivor annuity or in an optional form, such as a lump sum. The Company also has a non-qualified supplemental retirement plan, which provides benefits in addition to those payable under the qualified plan. As of March 20, 2001, estimated annual combined benefits at age 65 for each of the named executive officers under the qualified and supplemental plans in the U.S. are as follows: K. Schlatter, $346,589; S. C. Scott, $310,033; F. J. Kocun, $158,359; and J. W. Ripley, $196,791. The Company's Brazilian subsidiary, Corn Products Brasil -- Ingredientes Industriais Ltda., also maintains a defined benefit pension plan in which J. L. Fiamenghi participates. Accounts of participants in the plan accrue monthly interest credits according to the actual investment return gained. The value of a participant's account at retirement is paid out either as a joint and survivor annuity or as a partial lump sum option. There is also a death and disability benefit that is provided based on a formula that takes into account the amount of time between the triggering event and the participant's normal retirement date. As of March 20, 2001, estimated annual benefits at age 60 for J. L. Fiamenghi are $152,378.

DEFERRED STOCK UNIT PLAN

     The Company's Deferred Stock Unit Plans allow both the outside directors and certain senior management employees to defer, in the form of the Company's phantom stock units, all or part of their respective Board retainers or their annual bonuses received for services rendered to Bestfoods and its subsidiaries prior to the spin-off. The Company's phantom stock units credited to the accounts of the outside directors and named executive officers as of December 31, 2000 are indicated in the middle column of the Security Ownership Table appearing on page 5.

SPECIAL AGREEMENTS

     The Company has a severance agreement with each of the named executive officers that may require making certain payments and providing certain benefits if the officer's employment is terminated within two years after a change in control of the Company. The agreements provide for the payment of salary and vacation pay accrued through the termination date plus any applicable bonus prorated for the current year. In addition, the terminated officer would receive a lump sum payment equal to three times his or her applicable salary and annual bonus. The agreements also provide for certain continued insurance and other benefits and allowances and accelerated vesting of the terminated officer's then unvested restricted stock awards and stock option grants. Any resulting excise tax paid by the terminated officer would also be reimbursed by the Company.

     In order to assure continuity in the management of the Company's international operations, the Company has an employment agreement with F. J. Kocun, for a term that expired on January 31, 2001. The agreement provides for salary continuation for a period not to exceed one year following that date plus continuation in certain benefit plans during the period of salary continuation. Mr. Kocun retired effective as of January 31, 2001.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During 2000, W. C. Ferguson, who retired from the Company's Board on December 31, 2000, A. C. DeCrane, Jr., R. G. Holder and W. S. Norman were also directors of Bestfoods and B. H. Kastory was an executive officer of Bestfoods. The Company and Bestfoods, or their respective local affiliates, are parties to several agreements under which various selected corn-refining products are purchased by Bestfoods or certain of its affiliates. These purchases are made at prices based generally at prevailing market conditions either pursuant to the extended master supply agreement existing between the Company and Bestfoods or in accordance with separate agreements subsequently negotiated and entered into by their respective local country affiliates. The terms of these agreements range up to five years in some cases, with pricing and other conditions having been negotiated separately by the respective affiliate's management in each individual country. During 2000, the Company's total sales of products to Bestfoods under the master supply and other agreements mentioned above amounted to approximately $101 million.

     During 2000, I. Aranguren-Castiello was Chairman and Chief Executive Officer of Arancia Corn Products, S.A. de C.V. In January 2000, the Company acquired an additional 10.9% indirect interest in Arancia Corn Products from companies controlled by Mr. Aranguren-Castiello and his family, bringing the Company's total interest in Arancia Corn Products to 90.0%. The Company paid approximately $38 million plus 78,794 shares of the Company's common stock for the additional interest. The Company also has an option to acquire, and companies controlled by Mr. Aranguren-Castiello have an option to require the Company to acquire, the remaining 10.0% interest in Arancia Corn Products, at any time before December 31, 2003, for approximately $35 million plus interest from December 2, 1998. A portion of that purchase price may be paid in shares of the Company's common stock at the election of the Company. In connection with these purchases and certain previously consummated purchases of interests in Arancia Corn Products, a company controlled by Mr. Aranguren-Castiello and his family received an initial earnout payment of $3 million for 2000 and is entitled to receive additional earnout payments for 2001 and 2002. These additional earnout payments, in total, will not exceed $10 million and will not be less than $6 million. In addition, the Company has agreed to nominate Mr. Aranguren-Castiello, or a qualified nominee designated by his family, to the Board as long as his family continues to hold at least 70.0% of their original holdings of Company common stock received in the initial acquisition and such holdings represent at least 2.5% of the total outstanding shares of the Company's common stock. In connection with his service as Chairman and Chief Executive Officer of Arancia Corn Products, Mr. Aranguren-Castiello was paid an annual salary of $556,750 plus bonuses, based on company and individual performance. He also received certain other benefits that are usual and customary in Mexico, including holiday/vacation pay and incidental expenses. The incidental expenses totaled approximately $49,600.

     During 2000, Arancia Corn Products was involved in numerous transactions with the following businesses in Mexico that are or were owned or controlled indirectly by Mr. Aranguren-Castiello and his family. Arancia Corn Products sold products, provided utility services and leased land to Aranal Comercial, S.A. de C.V. amounting to $10.4 million during the year. It also sold products and provided steam and other minor services to Enmex, S.A. de C.V. amounting to $.8 million. Both of these sales and relationships are planned to continue in 2001 in approximately the same dollar amounts. During 2000, Arancia Corn Products purchased freight and similar services from Transportes Minerva, S.A. de C.V. in the amount of $10.7 million. It purchased certain goods and toll manufacturing services from Aranal Comercial, S.A. de C.V. in the amount of $6.2 million. It also leased reception and additional office facilities and purchased other services from Reprocesadora Industrial, S.A. de C.V. and Promociones Inmofisa, S.A. de C.V. in the combined amount of $.6 million. All of these purchases and relationships are planned to continue in 2001 in approximately the same dollar amounts.

                            MATTERS TO BE ACTED UPON

                       PROPOSAL 1. ELECTION OF DIRECTORS

     The terms of three Class I directors are expiring at the Annual Meeting. These three directors are nominated for reelection to hold office for a three-year term expiring in 2004.

     All of the nominees for election have consented to being named in this proxy statement and to serve if elected. If, for any reason, any of the nominees should not be a candidate for election at the Annual Meeting, the proxies will be voted for substitute nominees designated by the Board unless it has reduced its membership prior to the Annual Meeting. The Board does not anticipate that any of the nominees will be unavailable to serve if elected. The nominees and the directors continuing in office will normally hold office until the annual meeting of stockholders in the year indicated on this and the following pages.
--------------------------------------------------------------------------------
             CLASS I NOMINEES FOR THREE-YEAR TERMS EXPIRING IN 2004
--------------------------------------------------------------------------------

KAREN L. HENDRICKS

Age -- 53
Director since 2000
Member of the Compensation and Nominating and Corporate Responsibility
Committees

CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF BALDWIN PIANO & ORGAN COMPANY

Ms. Hendricks is Chairman, President and Chief Executive Officer of Baldwin Piano & Organ Company, a maker of fine musical instruments. Prior to joining Baldwin in 1994, she served as Executive Vice President and General Manager, Skin Care Division at the Dial Corporation. She is currently a director of Baldwin Piano & Organ Company and a trustee of the Ohio State University. Previously, she served as a director of ACNielsen Corporation and the Columbia Energy Group.
--------------------------------------------------------------------------------

BERNARD H. KASTORY

Age -- 55
Director since 1997
Member of the Corporate Responsibility Committee

FORMER SENIOR VICE PRESIDENT -- ASIA, LATIN AMERICA AND BAKING OPERATIONS OF BESTFOODS

As a result of the recent Unilever acquisition of Bestfoods, a global producer of consumer food products, Mr. Kastory's position as Senior Vice
President -- Asia, Latin America and Baking Operations of Bestfoods was eliminated in 2001. During his thirty-three year career at Bestfoods, he had previously served as Senior Vice President -- Finance and Administration from 1997 until 1999, as Chairman and Chief Executive Officer of Bestfoods' Baking Business from 1995 until 1997 and as President of its Corn Refining Business and Vice President of Bestfoods since 1992.
--------------------------------------------------------------------------------

SAMUEL C. SCOTT III

Age -- 56
Director since 1997

CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF THE COMPANY

Prior to becoming the Chairman and Chief Executive Officer of the Company in 2001, Mr. Scott served as President and Chief Operating Officer of the Company since 1997. Prior thereto, he was President of Bestfoods' worldwide Corn Refining Business from 1995 to 1997 and President of its North American Corn

Refining Business from 1989 to 1997. He was elected a Vice President of Bestfoods in 1991. He is also a director of Motorola, Inc. and Russell Reynolds Associates.
--------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES FOR CLASS I DIRECTORS.
--------------------------------------------------------------------------------
               CLASS II DIRECTORS CONTINUING IN OFFICE UNTIL 2002
--------------------------------------------------------------------------------

ALFRED C. DECRANE, JR.

Age -- 69
Director since 1997
Chairman of the Corporate Responsibility Committee and member of the Audit Committee

FORMER CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF TEXACO INC.

Mr. DeCrane retired in 1996 as Chairman and Chief Executive Officer of Texaco Inc., a manufacturer of gasoline and other petroleum-based products. He was elected President of Texaco in 1983, Chairman of the Board in 1987 and Chief Executive Officer in 1993. He is also a director of CIGNA Corporation, Harris Corporation, U.S. Global Leaders Growth Fund, Ltd. and Co-Chairman of the United States -- Saudi Arabian Business Council. Mr. DeCrane is also a member of the Morgan Stanley International Advisory Board and the Board of Trustees of the University of Notre Dame.
--------------------------------------------------------------------------------

GUENTHER E. GREINER

Age -- 62
Director since 1998
Chairman of the Audit Committee and member of the Corporate Responsibility Committee

PRESIDENT OF INTERNATIONAL CORPORATE CONSULTANCY LLC

Mr. Greiner formed International Corporate Consultancy LLC, a global finance-consulting firm, upon his retirement from Citicorp/Citibank, N.A. in April 1998. He joined Citibank Germany in 1965 and was appointed a vice president in 1974. After successive assignments in Europe, North America, Africa and the Middle East, he became an executive vice president of the World Corporate Group in 1989 and senior group executive and executive vice president of Citibank's Global Relationship Bank in 1995. He is also a director of Ermenegildo Zegna and Electric Lightwave. In addition, he is a director of the New York Philharmonic, German American Chamber of Commerce (New York) and
AICG -- The John Hopkins University.
--------------------------------------------------------------------------------

RICHARD G. HOLDER

Age -- 69
Director since 1997
Chairman of the Compensation and Nominating Committee and member of the Corporate Responsibility Committee

FORMER CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF REYNOLDS METALS COMPANY

Mr. Holder retired in 1996 as Chairman and Chief Executive Officer of Reynolds Metals Company, a manufacturer and processor of metal products. Previously, he served as President and Chief Operating Officer of Reynolds Metals from 1988 until 1992. He is a director of Universal Corporation.
--------------------------------------------------------------------------------

KONRAD SCHLATTER

Age -- 65
Director since 1997
Member of the Corporate Responsibility Committee

FORMER CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF THE COMPANY

Mr. Schlatter retired in 2001 as Chairman and Chief Executive Officer of the Company. He was first elected to those positions in 1997, after having previously served as Senior Vice President of Bestfoods from 1990 to 1997 and as Chief Financial Officer of Bestfoods from 1993 to 1997.
--------------------------------------------------------------------------------
              CLASS III DIRECTORS CONTINUING IN OFFICE UNTIL 2003
--------------------------------------------------------------------------------

IGNACIO ARANGUREN-CASTIELLO

Age -- 70
Director since 1997
Member of the Corporate Responsibility Committee

PRESIDENT OF THE BOARD OF ARANCIA CORN PRODUCTS, S.A. DE C.V.

Mr. Aranguren-Castiello retired in 2001 as General Director of Arancia Corn Products, S.A. de C.V., a corporation formed in November 1994 by the combination of the Mexican operations of the Corn Refining Business of Bestfoods with Arancia Industrial, S.A. de C.V., a Mexican company controlled by Mr. Aranguren-Castiello and his family. In a transaction which was consummated on December 2, 1998, Corn Products International, Inc. acquired control of Arancia Corn Products, S.A. de C.V. and entered into certain agreements providing for the acquisition of the remaining interest in the joint venture in a series of transactions to occur over the next several years. Prior to its acquisition, Mr. Aranguren-Castiello had served as Chairman and Chief Executive Officer of Arancia Industrial, S.A. de C.V. and its subsidiaries since the late 1970's. He is also a director of Grupo Canada, S.A. de C.V., Club de Industriales de Jalisco, A.C. and a member of The Consejo Mexicano de Hombres de Negocios.
--------------------------------------------------------------------------------

RONALD M. GROSS

Age -- 67
Director since 1998
Member of the Compensation and Nominating and Corporate Responsibility
Committees

CHAIRMAN EMERITUS, FORMER CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF RAYONIER, INC.

Mr. Gross is Chairman Emeritus, former Chairman and Chief Executive Officer of Rayonier, Inc., a global supplier of specialty pulps, timber and wood products. He had been Chairman and Chief Executive Officer from 1994, when Rayonier was spun off from ITT Corporation, until December 31, 1998. Previously, he served as President, Chief Operating Officer and a director of ITT Rayonier Inc. from 1978 to 1981, and, in addition, became Chief Executive Officer in 1981 and Chairman from 1984 until 1994. He is also a director of Rayonier, Inc. and the Pittston Company.
--------------------------------------------------------------------------------

WILLIAM S. NORMAN

Age -- 62
Director since 1997
Member of the Compensation and Nominating and Corporate Responsibility
Committees

PRESIDENT AND CHIEF EXECUTIVE OFFICER OF THE TRAVEL INDUSTRY ASSOCIATION OF AMERICA

Mr. Norman has been President and Chief Executive Officer of the Travel Industry Association of America since 1994. Previously, he served as Executive Vice President of the National Railroad Passenger Corporation (AMTRAK) from 1987 to 1994. He is also a director of Travel Industry Association of America, The An-Bryce Foundation, U.S. Navy Memorial Foundation, International Consortium for Research on the Health Effects of Radiation and the Logistics Management Institute. He is also a member of the Board of Trustees of West Virginia Wesleyan College and the Board of Visitors of the American University's Kogod College of Business Administration.
--------------------------------------------------------------------------------

CLIFFORD B. STORMS

Age -- 68
Director since 1997
Member of the Audit and Corporate Responsibility Committees

PRIVATE ATTORNEY

Mr. Storms was Senior Vice President (since 1988) and General Counsel (since
1975) of Bestfoods, a global producer of consumer food products, until his retirement in June 1997. He is a director of Atlantic Legal Foundation, Inc. and the Transportation Association of Greenwich, a member of the Executive Committee of the Yale Law School Association, a past President of the Association of General Counsel, and a member of the Panel of Arbitrators of the American Arbitration Association Large Complex Case Program, the Alternate Dispute Resolution Panel of the Center for Public Resources, the Association of the Bar of the City of New York and the American Bar Association.
--------------------------------------------------------------------------------

              PROPOSAL 2. RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board, in accordance with the recommendation of its Audit Committee, has appointed KPMG LLP ("KPMG") as independent auditors of the Company's operations in 2001, subject to ratification by the stockholders. The Company has engaged KPMG as its independent auditors since the spin-off of the Company from Bestfoods. Representatives of KPMG are expected to attend the Annual Meeting and will be available to respond to appropriate questions and to make a statement if they so desire. KPMG also performs certain non-audit services for the Company.

             THE BOARD RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.
--------------------------------------------------------------------------------

                                 OTHER MATTERS

     We do not know of any other matters or items of business to be presented or acted upon at the Annual Meeting. If other proposals are properly presented, each of the persons named in the proxy card is authorized to vote on them using his or her best judgment.

                 STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

     Proposals of stockholders that are intended to be presented at the 2002 annual meeting and notice of a stockholder's desire to be included in the Company's proxy statement for that meeting, which is expected to be held on or about Wednesday, May 15, 2002, must comply with certain rules and regulations promulgated by the SEC. The deadline for submitting any such proposal (which is otherwise in compliance with those rules and regulations) to the Company for inclusion in the proxy statement for the 2002 annual meeting of stockholders is November 26, 2001.

     Under the Company's By-laws, a stockholder may present at the 2002 annual meeting of stockholders any other business, including the nomination of candidates for director, only if the stockholder has notified the

Company's Corporate Secretary, in writing, of the business or candidates not earlier than 120 days, expected to be about November 30, 2001, and not later than 90 days, expected to be about December 30, 2001, before the anniversary of the date the proxy statement for the previous year's annual meeting of stockholders was released. There are other procedural requirements in the Company's By-laws pertaining to stockholder nominations and proposals. Any stockholder of the Company may receive a current copy of the Company's By-laws, without charge, by writing to the Corporate Secretary.

                             ADDITIONAL INFORMATION

     The Company files annual, quarterly and special reports, proxy statements and other information with the SEC as required. SEC filings are generally available to the public from commercial document retrieval services, on the Company's web site at www.cornproducts.com and on the Internet web site maintained by the SEC at www.sec.gov. You may also read and copy any reports, statements or other information that are filed at the SEC's public reference rooms in Washington, DC, New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Company also files certain reports and other information with the NYSE, on which the Company's common stock is traded. Copies of such material can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The SEC allows the Company to "incorporate by reference" information into this proxy statement, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, and information that is filed later by the Company with the SEC will automatically update and supersede this information. The Company incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act.

THE COMPANY FILINGS (FILE NO. 1-13397)                      PERIOD
--------------------------------------                      ------
Annual Report on Form 10-K...............    Fiscal Year Ended December 31, 2000.

     You may request a copy of these filings, at no cost, by writing or telephoning the Corporate Secretary of the Company at the following address or number:
              Corn Products International, Inc.
              Attention: Corporate Secretary
              6500 South Archer Avenue
              Bedford Park, Illinois, 60501-1933
              Telephone: 708-563-2400.

     PLEASE COMPLETE THE ACCOMPANYING PROXY CARD AND MAIL IT IN THE ENCLOSED, POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE OR CAST YOUR VOTE EITHER BY TELEPHONE OR ELECTRONICALLY THROUGH THE INTERNET.

                                          By order of the Board of Directors,

                                          /s/ Marcia E. Doane

                                          Marcia E. Doane
                                          Vice President, General Counsel
                                          and Corporate Secretary

March 26, 2001

                                                                      APPENDIX A

                       CORN PRODUCTS INTERNATIONAL, INC.
                            AUDIT COMMITTEE CHARTER
                                   MARCH 2000

     The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities in the areas related to the financial reporting process and the systems of financial control. This Charter is designed to enable the Committee to meet those responsibilities, including applicable regulatory requirements.

          - The Committee will be comprised of at least three directors as determined by the Board, each of whom will be an independent non-executive director, free from any relationship that would interfere with the exercise of his or her independent judgment.

          - All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

          - The Committee shall meet at least four times annually, or more frequently as circumstances dictate.

          - The independent auditors are accountable to the Audit Committee and ultimately to the Board of Directors which has the responsibility to evaluate and select the independent auditors to be proposed to the shareholders.

     The Committee's oversight responsibilities are as follows:

     In relation to the audit process by the independent auditors:

          - Review the objectives, scope and estimated cost of the annual audit for the ensuing year;

          - Inquire into and evaluate factors affecting the auditors' independence by ensuring the independent auditors submit written statements delineating all relationships with the Company; recommend to the Board appropriate action to satisfy itself of the auditors' independence, and review the nature and extent of, and approve guidelines for, the non-audit services rendered by the independent auditors;

          - Recommend to the Board of Directors the appointment of independent auditors, for the ensuing year, subject to ratification by the stockholders; and

          - Meet independently with and receive periodic reports from the independent auditors on the progress of their audit activities, including audit procedures designed to detect illegal acts.

     In relation to internal audit process:

          - Review the adequacy of the internal audit organization, and the scope of the internal audit activities; and

          - Review periodic reports of the Corporate Director of Internal Audit on the progress of the internal audit activities.

     In relation to internal controls:

          - Review the adequacy of the Company's system of internal controls;

          - Review the findings of independent and internal auditors; and

          - Review any audit matters requiring special attention of the Committee.

     In relation to preservation of assets:

          - Review major risk areas, including foreign exchange exposure and financial and commodity derivatives, policies governing such risk areas and controls in place to minimize exposure to losses, including insurance coverage; and

          - Review policies and practices affecting taxes.

     In relation to financial reporting:

          - Oversee the procedures for preparing the annual as well as quarterly financial statements including the Company's accounting policies;

          - Review the financial disclosures in the annual report to stockholders and in annual reports to the Securities and Exchange Commission; and

          - Review areas of disagreement, if any, between management and independent auditors.

     In relation to the Charter:

          - Review and reassess the adequacy of this Charter on an annual basis;

          - Include a copy of this Charter in the Company's proxy statement for the annual meeting of its shareholders at least once every three years; and

          - Prepare an annual agenda to ensure that the Committee meets the requirements of this Charter.

Adopted March 22, 2000

                                                                      APPENDIX B

                       CORN PRODUCTS INTERNATIONAL, INC.

                        CORPORATE GOVERNANCE PRINCIPLES

CORPORATE GOVERNANCE TOPIC

-----------------------------------------------------------------------------------------------------
 1.  Separation of Chairman and CEO         Board policy and the Company's by-laws allow flexibility
                                            to separate or consolidate these positions as the Board,
                                            from time to time, may determine to be best for
                                            governance and effective Board and Company functioning.
-----------------------------------------------------------------------------------------------------
 2.  Appointment of Lead Director           There is no position of "lead director," and the
                                            appropriate committee chairman leads the discussion in
                                            executive sessions when/if the Chairman of the Board is
                                            not present. Any director is free to contact the
                                            appropriate committee chairman to request a special
                                            committee meeting or to contact the Chairman of the Board
                                            for a discussion of an issue at a full Board or executive
                                            session.
-----------------------------------------------------------------------------------------------------
 3.  Number/Structure of Committees         Committees are formed, filled, modified, and terminated
                                            as part of the organizational and governance work of the
                                            Corporate Responsibility Committee and the full Board. In
                                            any event, the Company would have at a minimum the three
                                            existing committees, namely, Corporate Responsibility
                                            Committee, Audit Committee, and the Compensation and
                                            Nominating Committee.
-----------------------------------------------------------------------------------------------------
 4.  Assignment and Rotation of Committee   Board committee assignments and committee chairmanships
     Members                                are reviewed annually and rotated periodically, usually
                                            every 3 to 5 years, consistent with the directors'
                                            interests and areas of expertise, and regulatory
                                            requirements.
-----------------------------------------------------------------------------------------------------
 5.  Frequency, Length and Agenda For       The Board meeting schedule and agenda are developed with
     Meetings                               direct input from Directors. Meeting lengths vary as
                                            business dictates. Teleconference meetings may be used
                                            between regularly scheduled meetings to assure continuity
                                            of Board information flow and actions.
                                            Annually, each Committee reviews its performance. Then,
                                            in consultation with the Committee executive, it agrees
                                            upon a meeting schedule (including frequency and length
                                            of meetings) and tentative agenda for the upcoming year.
                                            Agenda items are added and deleted over the coming year
                                            at the members' request and as business developments
                                            warrant.
-----------------------------------------------------------------------------------------------------
 6.  Executive Sessions                     The Board meets in executive session (the outside
                                            directors and the Chairman and Chief Executive Officer)
                                            at every Board meeting. The Chairman and Chief Executive
                                            Officer leaves these sessions during the annual review of
                                            his performance, or when the Board feels it is
                                            appropriate.
-----------------------------------------------------------------------------------------------------
 7.  Director Compensation & Review         The Compensation and Nominating Committee reviews
                                            Director compensation annually. The Committee then makes
                                            recommendations to the Board for action. Stock-based
                                            compensation is an important component of the Director
                                            compensation program.

                       CORN PRODUCTS INTERNATIONAL, INC.

CORPORATE GOVERNANCE TOPIC

-----------------------------------------------------------------------------------------------------
 8.  Size of Board                          The Certificate of Incorporation authorizes a Board of
                                            seven to seventeen, allowing flexibility for sizing the
                                            Board as structure, organization, activity, and
                                            availability dictate. Currently, the Board has 11
                                            members. The Corporate Responsibility Committee will
                                            review and recommend changes as needed.
-----------------------------------------------------------------------------------------------------
 9.  Independence of the Board              The Board is committed to having a substantial majority
                                            of independent, non-employee directors, such as its
                                            current eight outsiders and three insiders. Periodic
                                            review is done to assure compliance with this commitment
                                            and with SEC, IRS, and NYSE requirements as to filling
                                            committee assignments with independent non-employee
                                            directors.
-----------------------------------------------------------------------------------------------------
10.  Board Membership Criteria and          The Corporate Responsibility Committee is responsible for
     Selection                              developing criteria for Board membership and guidelines
                                            for Board tenure (attached). Using these, when director
                                            nominees are needed, the Compensation and Nominating
                                            Committee develops and reviews candidates, makes
                                            recommendations to the Board, and oversees the process of
                                            selection and nomination.
-----------------------------------------------------------------------------------------------------
11.  Board Evaluation                       The Corporate Responsibility Committee establishes
                                            criteria for evaluation of Board performance and
                                            effectiveness (attached). Annually, the Board and each of
                                            its committees conduct an evaluation of their
                                            performance.
-----------------------------------------------------------------------------------------------------
12.  Retirement Age For Directors           Board policy requires outside Directors to retire no
                                            later than the annual meeting following their 70th
                                            birthday (age 72 in the case of Directors who were
                                            members of the Board on November 19, 1997). Employee
                                            Directors, including the CEO, are required to retire from
                                            the Board upon retirement as an employee, unless the
                                            Board determines otherwise in unusual circumstances.
-----------------------------------------------------------------------------------------------------
13.  Change in Directors' Position          Individual directors who change the primary job
                                            responsibility they had when last elected to the Board
                                            tender their resignations so that the Compensation and
                                            Nominating Committee and the Board can determine, on a
                                            case-by-case basis, whether their Board membership would
                                            continue to be free from conflict of interest and is
                                            otherwise appropriate.
-----------------------------------------------------------------------------------------------------
14.  Term Limits                            The Board does not impose term limits, as this could
                                            unnecessarily interfere with the continuity, diversity,
                                            developed experience and knowledge, and the long-term
                                            outlook the Board must have.
-----------------------------------------------------------------------------------------------------
15.  Stock Ownership Guidelines For         No specific minimum shareholding is required, except a
     Directors                              director must own some shares within sixty days of
                                            joining the Board. However, directors receive a minimum
                                            of one-half their annual retainer in stock or
                                            stock-equivalent units, and director deferral programs
                                            include stock or stock-equivalent units as investment
                                            options.

                       CORN PRODUCTS INTERNATIONAL, INC.

CORPORATE GOVERNANCE TOPIC

-----------------------------------------------------------------------------------------------------
16.  Formal Evaluation of the CEO           The independent, non-employee directors, under the
                                            leadership of the chairman of the Compensation and
                                            Nominating committee, conduct an evaluation of the CEO
                                            annually and may do so on a less formal basis from time
                                            to time during the year. The evaluation is timed to
                                            coincide with the Board's action on the performance pay
                                            program, and is tied to the company's annual performance
                                            and the CEO's delineated personal objectives.
-----------------------------------------------------------------------------------------------------
17.  Board Interaction With Investors, the  In general, management speaks for the Company. Inquiries
     Press, Customers and Others            from the press, shareholders or others are referred to
                                            management for response. Management regularly presents
                                            reports to security analyst groups.
-----------------------------------------------------------------------------------------------------
18.  Confidential Shareholder Voting        All voted proxies are handled to protect employee and
                                            individual shareholder privacy. No vote is disclosed
                                            except: as necessary to meet any legal requirements, in
                                            limited circumstances such as a proxy contest, to permit
                                            certification of the vote, and to respond to stockholders
                                            who send written comments with their proxy cards.

                          CORN PRODUCTS INTERNATIONAL

                           BOARD MEMBERSHIP CRITERIA

     The Board consists of a substantial majority of non-employee, independent outside directors, that is, individuals with no material business relationship with the Company. Candidates are identified for the contributions they can make to the deliberations of the Board and their ability to represent impartially all of the Company's stockholders, and are considered regardless of race or gender. The Company will not seek directors who are likely to develop conflicts of interest, such as members of firms of investment bankers, lawyers, accountants or consultants.

     In addition to other considerations, all potential nominees are expected to have:

          - the highest personal and professional ethics, integrity and values

          - education and breadth of experience to understand business problems and evaluate the postulate solutions

          - the ability to work well with others

          - respect for the views of others and an open-minded approach to problems

          - a reasoned and balanced commitment to the social responsibilities of the Company

          - an interest and availability of time to be involved with the Company and its employees over a sustained period

          - stature and experience to represent the Company before the public, stockholders and the other various individuals and groups that affect the Company

          - the willingness to objectively appraise management performance in the interest of the stockholders

          - an open mind on all policy issues and areas of activity affecting overall interests of the Company and its stockholders

          - no involvement in other activities or interests that create a conflict with the director's responsibility to the Company and its stockholders

     The Corporate Responsibility Committee reviews the makeup of the Board and the tenure of its members at least annually to help determine the number and experience of directors required.

                          CORN PRODUCTS INTERNATIONAL

               EVALUATION OF BOARD PERFORMANCE AND EFFECTIVENESS

     The Corporate Responsibility Committee conducts and reviews with the full Board an annual evaluation of the Board's performance and effectiveness. Included in this process is a review of activities tested against the following identified areas of primary Board involvement and responsibility:

          - The review and approval of the Company's tactical (annual) plans, monitoring accomplishments and comparing its competitive positioning.

          - The review of the Company's strategic plan and its long-range goals, the evaluation of performance against these plans and goals and the competition, and the evaluation of the desirability and appropriateness of modifying the plans and goals;

          - The oversight of the Company's financial health;

          - The monitoring of such activities of the Company as pose significant risks, and of the Company's programs and preparedness to respond to and contain such risks;

          - The review of the performance of the CEO and other senior officers and their compensation relative to performance;

          - The review of the Company's adherence to its corporate vision and mission, which includes its responsibilities to its stockholders, employees, customers and community;

          - Preparedness for the selection of a successor CEO, and the monitoring of the Company's development and selection of key personnel;

          - The selection process for Board membership, Board succession planning, and the overall quality and preparedness of its members; and

          - The availability and timeliness of the information the Board and management believe is needed for the Board to perform its duties effectively.

          - The review of each committee's annual evaluation of its own charter and performance.

                                ADMISSION TICKET

                       [CORN PRODUCTS INTERNATIONAL LOGO]

                      2001 ANNUAL MEETING OF STOCKHOLDERS

                            Wednesday, May 16, 2001

                                9:30 a.m. at the

                              HYATT REGENCY O'HARE

                9300 Bryn Mawr Avenue, Rosemont, Illinois 60018

           Please retain this portion of the Proxy Card if you wish to attend the Annual Meeting of Stockholders in person. You must present this portion of the Proxy Card at the door for admission for yourself and one guest. Seating will be on a first-come, first-served basis and you may be asked to present valid picture identification before being admitted. Cameras, recording equipment and other electronic devices will not be permitted at the meeting.

                                ADMISSION TICKET

o FOLD AND DETACH HERE o                                o FOLD AND DETACH HERE o
--------------------------------------------------------------------------------

                       [CORN PRODUCTS INTERNATIONAL LOGO]

      ANNUAL MEETING OF STOCKHOLDERS - TO BE HELD WEDNESDAY, MAY 16, 2001

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         I, a stockholder of Corn Products International, Inc., acknowledge receipt of the Proxy Statement dated March 26, 2001, and appoint SAMUEL C. SCOTT III and/or MARCIA E. DOANE proxies and attorneys-in-fact, with full power of substitution, on my behalf and in my name, to represent me at the Annual Meeting of Stockholders to be held Wednesday, May 16, 2001 at 9:30 a.m. Central Daylight Saving Time, at the HYATT REGENCY O'HARE, 9300 BRYN MAWR AVENUE, ROSEMONT, ILLINOIS 60018, and at any adjournment(s) of the meeting, and to vote all shares of Common Stock which I would be entitled to vote if I were personally present, on all matters listed on the reverse side:

          PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY
                           IN THE ENCLOSED ENVELOPE.

         (Continued, and to be signed and dated, on the reverse side.)

                       [CORN PRODUCTS INTERNATIONAL LOGO]

                                   IF YOU WISH TO VOTE BY TELEPHONE, INTERNET OR MAIL, PLEASE READ THE INSTRUCTIONS BELOW

                                   Corn Products International, Inc. encourages you to take advantage of new and convenient ways to vote your shares for matters to be covered at the 2001 Annual Meeting of Stockholders. Please take the opportunity to use one of the three voting methods outlined below to cast your ballot.

                                   VOTE BY PHONE - 1-800-690-6903
                                   Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number, which is located below, and then follow the simple instructions the Vote Voice provides you.


                                   VOTE BY INTERNET - www.proxyvote.com
                                   Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number, which is located below, to obtain your records and create an electronic voting instruction form.

                                   VOTE BY MAIL -
                                   Mark, sign and date your proxy card and
                                   return it in the enclosed envelope to Corn
                                   Products International, Inc., c/o ADP, 51
                                   Mercedes Way, Edgewood, NY 11717.

                                   If you vote by phone or vote using the
                                   Internet, please do not mail your proxy.

                                             THANK YOU FOR VOTING


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
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: X       CORNPR                   KEEP THIS PORTION FOR YOUR RECORDS
-------------------------------------------------------------------------------------------------------------------------------
                         THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.               DETACH AND RETURN THIS PORTION ONLY

CORN PRODUCTS INTERNATIONAL, INC.

THE DIRECTORS RECOMMEND A VOTE "FOR"
ITEMS 1 AND 2

     VOTE ON DIRECTORS                                           FOR  WITHHOLD  FOR ALL   To withhold authority to vote for any
                                                                 ALL    ALL      EXCEPT   nominee, mark "For All Except" and write
     1.  To elect the following Nominees for a                                            the nominee's number on the line below.
         term of three years:                                    [ ]    [ ]        [ ]
         01) Karen L. Hendricks
         02) Bernard H. Kastory
         03) Samuel C. Scott III
                                                                                          ----------------------------------------

     VOTE ON PROPOSAL
                                                                FOR  AGAINST  ABSTAIN
     2.  To ratify the appointment of KPMG LLC as               [ ]    [ ]      [ ]       The shares represented by this proxy
         independent auditors for the Company for                                         when properly executed will be voted
         2001.                                                                            in the manner directed herein by the
                                                                                          undersigned Stockholder(s). IF NO
                                                                                          DIRECTION IS MADE, THIS PROXY WILL BE
                                                                                          VOTED FOR ITEMS 1 AND 2. If any other
                                                                                          matters properly come before the
         If you plan on attending the meeting,                                  [ ]       meeting, or any adjournment or
         please check the box to the right.                                               adjournments thereof, the person named
                                                                                          in this proxy will vote in his or her
                                                                                          discretion.



         ------------------------------------  ---------                                  ---------------------------------  -------
         Signature (PLEASE SIGN WITHIN BOX)    Date                                       Signature (Joint Owners)           Date
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